Exhibit 5.1

June 12, 2018

Exact Sciences Corporation

441 Charmany Drive

Madison, Wisconsin 53711

Ladies and Gentlemen:

We have acted as counsel to Exact Sciences Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale by the Company of an aggregate of $218,500,000 principal amount of the Company’s 1.0% Convertible Senior Notes due 2025 (the “Notes”) initially convertible into an aggregate of 2,896,633 shares (the “Conversion Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), pursuant to the Underwriting Agreement dated June 7, 2018 (the “Underwriting Agreement”) by and between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several underwriters named therein.  In accordance with the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder, the Company has prepared and filed with the Securities and Exchange Commission (the “SEC”) (i) a Registration Statement on Form S-3 (Registration No. 333-218535) (the “Registration Statement”), which became effective June 6, 2017, (ii) a preliminary prospectus supplement dated June 7, 2018 (the “Preliminary Prospectus Supplement”) and (iii) a final prospectus supplement dated June 7, 2018 (the “Final Prospectus Supplement”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares.  For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the prospectus dated June 6, 2017 included in the Registration Statement, as supplemented by the Final Prospectus Supplement, (iii) the Underwriting Agreement, (iv) an indenture, dated January 17, 2018, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture, dated January 17, 2018, by and between the Company and the Trustee, establishing the terms of the Notes (as supplemented, the “Indenture”), (v) the form of Note included in the Indenture, (vi) the Company’s Sixth Amended and Restated Certificate of Incorporation, as amended, (vii) the Company’s Third Amended and Restated By-laws and (viii) the corporate action of the Company’s Board of Directors which provides for the issuance of the Notes.  We have made such other investigation of law as we have deemed appropriate.  We have examined and relied upon certificates of public officials and such other documents and instruments as we have deemed necessary or advisable for the purpose of rendering our opinion.  For the purposes of this opinion

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Exact Sciences Corporation

June 12, 2018

letter, we have made assumptions that are customary in opinion letters of this kind, including the assumptions that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine.  We have further assumed the legal capacity of natural persons.  We have not verified any of those assumptions. We express no opinion to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Notes to be convertible into more shares of Common Stock than the number that then remain authorized but unissued.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”) and, as to the Notes constituting valid and legally binding obligations of the Company, the laws of the State of New York.

Based upon and subject to the foregoing, it is our opinion that:

1.                                      The Notes have been duly authorized for issuance by the Company and, upon the execution, authentication and issuance of the Notes (in the form examined by us) against payment therefor in accordance with the terms of the Underwriting Agreement and otherwise in accordance with the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.                                      The issuance of the Conversion Shares has been duly authorized, and, when issued, delivered and paid for upon conversion of the Notes in accordance with the Indenture and the Notes, the Conversion Shares will be validly issued, fully paid and nonassessable.

The opinions expressed in numbered opinion paragraph 1 above are subject to and limited by (i) the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, receivership, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or secured parties generally, (ii) the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or another equitable remedy, and (iii) concepts of materiality, reasonableness, good faith and fair dealing.

We express no opinion with respect to any provision of the Notes that purports to: (a) waive equitable rights, remedies, or defenses; (b) authorize a party to act in its sole discretion or provide that determination by a party is conclusive; (c) require notices, waivers, amendments, modifications or supplements to be made only in writing; (d) effect waivers of statutory or equitable rights or the effect of applicable laws; (e) waive or modify any party’s diligence obligations; (f) impose liquidated damages; (g) relieve any party of the consequences of its own

Exact Sciences Corporation

June 12, 2018

unlawful, willful or negligent acts or omissions; (h) grant indemnity or a right of contribution; (i) create rights of setoff or subrogation; (j) impose an increased interest rate, interest on interest, late charge, or any additional obligation or burden upon the occurrence of a default of any obligation thereunder; (k) limit or preclude the liability of any party for consequential, special, punitive or indirect damages; (l) permit the declaration of a default for an immaterial breach of provisions thereof; (m) waive the right to trial by jury; (n) designate the jurisdiction, forum, venue or choice of law for resolution of any cause of action or dispute or the method of service of process; (o) require enforcement of one or more provisions thereof notwithstanding that one or more other provisions thereof may be unenforceable; (p) provide that enumerated remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (q) establish evidentiary standards by which they are to be construed; (r) permit the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (s) bind persons that are not party thereto; or (t) grant a power of attorney or proxy.

We hereby consent to the filing of this opinion letter with the SEC as Exhibit 5 to the Company’s Current Report on Form 8-K dated June 12, 2018 and its incorporation by reference in the Registration Statement.  We also consent to the reference to our Firm in the Preliminary Prospectus Supplement and the Final Prospectus Supplement under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ K&L Gates LLP